Exhibit 3.1

                               BPK RESOURCE, INC.

                              AMENDMENT TO BY-LAWS


         The following article was added to the Corporation's By-laws by resolution of the Corporation's board of directors adopted by unanimous consent as given July 12, 2006.

                                  ARTICLE XIII

                      ACQUISITION OF A CONTROLLING INTEREST

         NRS 78.378 to 78.3793 shall not apply to any acquisition of a controlling interest by persons becoming stockholders upon the exchange of 9% guaranteed exchangeable notes issued by Graphite Technology Group, Inc. and guaranteed by the Corporation ("Notes') by persons becoming stockholders as a result of the exercise of warrants issued in connection with the Notes, or any combination of the foregoing, including the exchange or exercise a the case may be of any security issued in exchange for or reclassification of the Notes or Warrants.



                                                  /s/Alvin B. Marshall
                                                  ----------------------
                                                  Alvin B. Marshall, Secretary